Company Press Release
SOURCE: SYZYGY ENTERTAINMENT, INC..

SYZYGY ENTERTAINMENT, INC. ACQUIRES ROUNDERS, LTD.

CHARLOTTE, NC March 7, 2007 -SYZYGY ENTERTAINMENT, INC. (OTC:SYZG), a fully-reporting company, announced today that it has acquired all the issued and outstanding stock of Rounders, Ltd. (Rounders) pursuant to a definitive stock exchange agreement. Under the exchange agreement, the company issued 30,000,000 post-split SYZYGY common shares, and the Company’s president agreed to return approximately 14,970,000 SYZYGY common shares he owned to the Company’s treasury for cancellation. After completion of the transaction, the Company has approximately 38,500,000 shares outstanding.

Rounders, Ltd. owns and operates “The Players’ Club”, an up-market, licensed, gaming, bar and slot parlor business on the growing tourist based island of Providenciales in the Turks & Caicos Islands. The facility has approximately 80 gaming machines providing 150 player seats, and the experience of playing games of chance such as Texas Hold ‘Em, Black Jack, Roulette, slots and a variety of other card and dice games.

Mike Pruitt, president, stated, “This acquisition is a first step in implementing our strategy of developing successful gaming and entertainment projects in the Turks & Caicos Islands and eventually throughout the Carribean. We are now positioned to generate financial returns for our company and establish a history of revenues and profits in order to raise additional capital to begin other projects. We feel this acquisition creates substantial value for our shareholders and is consistent with our efforts toward having our company eventually listed on the NASDAQ or American Stock Exchange”.

About SYZYGY ENTERTAINMENT, INC.:

SYZYGY ENTERTAINMENT, INC. is a http://contexsilver.comholding company which is presently focusing its efforts on developing gaming and entertainment properties throughout the Carribean.

Forward-looking statements in this release are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks, and uncertainties and actual results could differ from those discussed. This material is information only and is not an offer or solicitation to buy or sell the securities.

For more information, contact:

Michael Pruitt
(704) 366-5122